As filed with the Securities and Exchange Commission on March 23, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

B&G FOODS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Four Gatehall Drive, Suite 110
Parsippany, NJ 07054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2009

To the Stockholders of B&G Foods, Inc.:

        An annual meeting of stockholders of B&G Foods, Inc. will be held on Tuesday, May 5, 2009, at 10:00 a.m., local time, at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, for the following purposes (which are more fully described in the accompanying proxy statement):

  1.
  to elect seven directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

  2.
  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010 (fiscal 2009); and

  3.
  to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on March 9, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

        This year, we are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a notice of Internet availability of proxy materials instead of a paper copy of this proxy statement and our 2008 Annual Report. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

        Your vote is important, and you are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

By Order of the Board of Directors,

Scott E. Lerner Secretary

Parsippany, New Jersey
March 16, 2009

ii

Four Gatehall Drive, Suite 110
Parsippany, NJ 07054

PROXY STATEMENT
FOR AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2009

        This proxy statement is provided to the stockholders of B&G Foods, Inc. ("B&G Foods," "we," or "our company") in connection with the solicitation of proxies by our board of directors to be voted at an annual meeting of stockholders to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, at 10:00 a.m., local time, on Tuesday, May 5, 2009, and at any adjournment or postponement thereof. This proxy statement and the related materials are first being distributed or made available to stockholders on or about March 23, 2009. This proxy statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the annual meeting.

        At the annual meeting, the stockholders will consider and vote upon the election of seven directors to hold office until the next annual meeting of stockholders (Proposal No. 1) and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010 (Proposal No. 2), and transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the annual meeting. These two officers are Robert C. Cantwell and Scott E. Lerner.

What is included in the proxy materials?

        The proxy materials include:

  •
  our proxy statement for the annual meeting of stockholders; and

  •
  our 2008 Annual Report.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting.

What is a proxy statement? What information is contained in this proxy statement?

        It is a document that Securities and Exchange Commission regulations require us to give you when we ask you to sign a proxy card designating proxies to vote on your behalf. The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, B&G Foods' board of directors and board committees, the compensation of our directors and executive officers for fiscal 2008 and other required information.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

        This year, we are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice.

Why didn't I receive a notice in the mail about the Internet availability of the proxy materials?

        We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

        In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

        The notice of annual meeting, proxy statement and annual report are available at http://materials.proxyvote.com/05508R. Instead of receiving future copies of the proxy materials by mail, most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site. If you received a notice of the Internet availability of proxy materials that notice will contain additional instructions on how to view our proxy materials on the Internet.

How may I obtain a paper copy of the proxy materials?

        Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with B&G Foods' registrar and transfer agent, BNY Mellon Shareowner Services, you are considered a stockholder of record with respect to those shares.

        If your shares are held in a brokerage account or bank, you are considered the "beneficial owner" of those shares.

Who is entitled to vote at the annual meeting?

        Each holder of record of our Class A common stock at the close of business on March 9, 2009 is entitled to vote at the annual meeting. As of that date, a total of 36,246,657 shares of Class A common stock (17,718,136 of which were represented by Enhanced Income Securities, or EISs, and 18,528,521 of which were held separately) were outstanding and are eligible to vote at the annual meeting. Each share of our Class A common stock is entitled to one vote per share on all matters with respect to which holders are entitled to vote. There are no shares of Class B common stock outstanding.

How do I vote?

        Your shares may only be voted at the annual meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to assure that your shares will be represented. Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. Beneficial owners, however, may vote in person at the annual meeting only if they have a legal proxy, as described below.

        Stockholders of Record.    If you are a stockholder of record, you may vote by proxy by completing the enclosed proxy card and mailing it in the postage-paid envelope provided. In the alternative, stockholders of record may vote in person at the annual meeting.

        Beneficial Owners.    If your shares are held in the name of a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If your shares are held in the name of a broker, bank or other nominee, and you would like to vote in person at the meeting, you must first obtain a proxy, executed in your favor, from the institution that holds your shares.

What can I do if I change my mind after I vote my shares?

        Stockholders of Record.    If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our secretary, submission of a properly executed later-dated proxy, or by voting by ballot at the annual meeting. Attendance at the annual meeting will not by itself constitute a revocation of a proxy.

        Beneficial Owners.    If your shares are held in the name of a broker, bank or other holder of record, that institution will instruct you as to how your vote may be changed.

How will my shares be voted if I sign, date and return my proxy card? What if I do not specify a choice for a matter when returning my proxy card?

        All shares entitled to vote that are represented by properly-completed proxy cards received prior to the annual meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted, the shares represented by your properly-completed proxy card will be voted (1) FOR each of the nominees in Proposal No. 1, (2) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009, and (3) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the annual meeting.

Who may attend the annual meeting?

        All stockholders that were our stockholders as of the record date (March 9, 2009), or their authorized representatives, may attend the annual meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a broker, bank or other nominee and you plan to attend the annual meeting, you should bring proof of ownership, such as a brokerage or bank account statement, to the annual meeting to ensure your admission.

How will votes be counted?

        The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A common stock of our company entitled to vote on a particular matter will constitute a quorum for the purpose of considering that matter. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

        With respect to the nominees for director under Proposal No. 1—Election of Directors, to be elected, each nominee must receive a plurality of all votes cast with respect to such position as director.

Consequently, the seven director nominees receiving the most votes of holders of our Class A common stock will be elected directors. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will not be included in the vote totals and will not affect the outcome of the vote for the two proposals.

Who will count the votes?

        Our transfer agent, BNY Mellon Shareowner Services, will tally the vote, and will serve as inspector of the annual meeting.

How are proxies being solicited and who will pay for the solicitation of proxies?

        We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of brokerage houses, banks and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 5, 2009
        The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report are available at http://materials.proxyvote.com/05508R.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics; Corporate Governance Guidelines; Board Committee Charters

        B&G Foods is committed to conducting every aspect of our business in an ethical, open and honest manner and in full compliance with the law, both in letter and in spirit. Our code of business conduct and ethics applies to all of our employees, officers and directors, including our chief executive officer and our chief financial officer, and lays out guidelines for our employees, officers and directors to follow as they conduct business on behalf of our company. B&G Foods has also adopted corporate governance guidelines, which, together with our amended and restated certificate of incorporation, amended and restated bylaws and board committee charters, form the framework for the corporate governance of B&G Foods.

        The full text of the code of business conduct and ethics as well as our corporate governance guidelines, audit committee charter, compensation committee charter and nominating and governance committee charter are available at the investor relations section of our web site, www.bgfoods.com. We intend to disclose any amendment to, or waiver from, a provision of the code of business conduct and ethics that applies to our chief executive officer or chief financial officer in the investor relations section of our web site. Stockholders may request free printed copies of the code of business conduct and ethics, corporate governance guidelines and the board committee charters from: B&G Foods, Inc., Attention: Secretary, Four Gatehall Drive, Suite 110, Parsippany, NJ 07054.

Role of the Board of Directors

        In accordance with the General Corporation Law of the State of Delaware and our amended and restated certificate of incorporation and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the board of directors and committees of the board of directors.

Meetings of the Board of Directors

        During the fiscal year ended January 3, 2009 (fiscal 2008), the board of directors held eight meetings. Each of the directors attended at least 75% of all meetings held by the board of directors and meetings of each committee of the board of directors on which such director served during fiscal 2008. Our non-management directors meet regularly (at least quarterly) in executive session of the board without management directors or employees present. The chairman of the board of directors (or, in the chairman's absence or if the chairman is not an independent director, another independent director designated by the non-management directors) presides over executive sessions of the non-management directors.

Communication with the Board of Directors; Director Attendance at Annual Meetings

        Stockholders may communicate with a member or members or committee of the board of directors by addressing their correspondence to the board member or members or committee c/o Secretary, B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, NJ 07054. Our corporate secretary will review the correspondence and forward it to the chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to B&G Foods or our business, or is similarly inappropriate. Our corporate secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Mail addressed to "board of directors" or "non-management directors" will be forwarded to the chairman of the board.

        Recognizing that director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with board members about issues affecting our company, we encourage our directors to attend each annual meeting of stockholders. All directors attended the 2008 annual meeting and we anticipate that all directors will attend the 2009 annual meeting.

Director Independence

        In making independence determinations, the board of directors observes all criteria for independence established by the Securities and Exchange Commission, the New York Stock Exchange and other governing laws and regulations. The board considers all relevant facts and circumstances in making an independence determination. In accordance with our corporate governance guidelines, to be considered independent:

  •
  the director must meet the bright-line independence tests under the listing standards of the New York Stock Exchange; and

  •
  the board must affirmatively determine that the director otherwise has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company.

        The board of directors, through its nominating and governance committee, annually reviews all relevant business relationships any director may have with our company. As a result of its annual review, the board has determined that each of the following directors meets the independence tests under the listing standards of the New York Stock Exchange, none of the following directors has a material relationship with the company and, as a result, such directors are independent: Stephen C. Sherrill, James R. Chambers, Cynthia T. Jamison, Dennis M. Mullen and Alfred Poe.

 Committees of the Board of Directors

        The board of directors has an audit committee, compensation committee and a nominating and governance committee.

Audit Committee

        The audit committee currently consists of Ms. Jamison (Chairperson) and Messrs. Mullen and Poe. The audit committee met six times during fiscal 2008. The principal duties and responsibilities of our audit committee are as follows:

  •
  to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

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  to review and appraise the audit efforts of our independent registered public accounting firm and exercise ultimate authority over the relationship between us and our independent registered public accounting firm; and

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  to provide an effective, open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

        The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. Each director who serves on the audit committee is independent under the listing standards of the New York Stock Exchange and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The board of directors has determined that Ms. Jamison qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations, and has designated Ms. Jamison as the audit committee's financial expert.

        The audit committee operates under a written charter adopted by the board of directors. A copy of the charter is available at the investor relations section of our website, www.bgfoods.com. The report of the audit committee begins on page 28 of this proxy statement.

Compensation Committee

        The compensation committee currently consists of Messrs. Poe (Chairperson) and Chambers and Ms. Jamison. Each is independent under the listing standards of the New York Stock Exchange and the Internal Revenue Code of 1986, as amended, with respect to compensation committees. The compensation committee met seven times during fiscal 2008. The principal duties and responsibilities of the compensation committee are as follows:

  •
  to discharge the board of directors' responsibilities relating to the compensation of our executive officers and directors; and

  •
  to have overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as any equity-based compensation plans and policies.

        The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available at the investor relations section of our website, www.bgfoods.com. The report of the compensation committee is set forth on page 19 of this proxy statement.

Nominating and Governance Committee

        The current members of our nominating and governance committee are Messrs. Chambers (Chairperson) and Mullen and Ms. Jamison. Each is independent under the listing standards of the New York Stock Exchange with respect to nominating and governance committees. The nominating and governance committee met once during fiscal 2008. The principal duties and responsibilities of the nominating and governance committee are as follows:

  •
  to assist the board of directors by identifying individuals qualified to become board members and members of board committees, to recommend to the board of directors nominees for the next annual meeting of stockholders, and to recommend to the board of directors nominees for each committee of the board of directors;

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  to lead the board of directors in its annual review of the board's and management's performance;

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  to monitor our corporate governance structure; and

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  to periodically review and recommend to the board of directors any proposed changes to the corporate governance guidelines applicable to us.

        The nominating and governance committee operates under a written charter adopted by the board of directors. The nominating and governance committee charter and our corporate governance guidelines are available at the investor relations section of our website, www.bgfoods.com.

Director Nominations

        The nominating and governance committee will consider recommendations for directorships submitted by our stockholders. Stockholders who wish the nominating and governance committee to consider their recommendations for nominees for the position of director should submit their recommendations, in accordance with the procedures set forth in our amended and restated bylaws, in writing to: Secretary, B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, NJ 07054. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2010, the stockholder's notice much be received by our company not less than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement.

        For nominations, such stockholder's notice shall set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of our company that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected and (2) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of our company beneficially owned by the nominating stockholder and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

        In its assessment of each potential candidate, the nominating and governance committee will review the nominee's professional ethics, integrity and values, judgment, experience, independence, commitment to representing the long-term interests of the stockholders, understanding of our company's or other related industries and such other factors the nominating and governance committee determines are pertinent in light of the current needs of the board of directors. The nominating and governance committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, human resources, communications and other areas that are relevant to our activities. The nominating and governance committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to our company. After full consideration, the stockholder proponent will be notified of the decision of the nominating and governance committee.

        Nominees may also be recommended by directors, members of management, or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the board, the nominating and governance committee considers, in addition to the requirements described above and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the board. Each director candidate will be evaluated by the nominating and governance committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a company stockholder or by others.

        The nominating and governance committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees. The nominating and governance committee will also review the independence of each candidate and other qualifications of all director candidates, as well as consider questions of possible conflicts of interest between director nominees and our company. After the nominating and governance committee has completed its review of a nominee's qualifications and conducted the appropriate inquiries, the nominating and governance committee will make a determination whether to recommend the nominee for approval by the board of directors. If the nominating and governance committee decides to recommend the director nominee for nomination by the board of directors and such recommendation is accepted by the board, the form of our proxy solicited will include the name of the director nominee.

Director Compensation

        Employee directors do not receive any separate compensation for their board activities. Our non-employee directors receive an annual fee of $30,000. Our audit committee chairperson receives an additional annual fee of $10,000 per year. The chairpersons of our compensation committee and nominating and governance committee each receive an additional annual fee of $7,500. Non-employee directors who serve on our committees (other than as chairperson) receive an additional annual fee of $5,000 for each committee on which they serve. Each non-employee director receives $2,000 for each board meeting attended in person or $1,000 if attended by telephone and $1,000 for each committee meeting attended in person or $500 if attended by telephone. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or board committees.

        To ensure that our non-employee directors have an ownership interest aligned with our stockholders, each non-employee director also receives an annual grant of shares of our Class A common stock having a fair market value on the date of grant of approximately $35,000.

        During fiscal 2008, our non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Stephen C. Sherrill	$38,000	$34,992	—	—	—	—	$72,992
James R. Chambers	$56,500	$34,992	—	—	—	—	$91,492
Cynthia T. Jamison	$71,000	$34,992	—	—	—	—	$105,992
Dennis M. Mullen.	$55,000	$34,992	—	—	—	—	$89,992
Alfred Poe	$60,000	$34,992	—	—	—	—	$94,992

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Introduction

        Our current board of directors consists of seven members. Upon the recommendation of our nominating and governance committee, our board of directors has nominated for re-election each of the seven directors.

        At the annual meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees shall become unable or unwilling to stand for election as a director (an event not now anticipated by the board of directors), proxies will be voted for such substitute as designated by the board of directors. The following sets forth for each of the nominees for election as a director, his or her age and principal occupation and certain other information.

Director Nominees

        Stephen C. Sherrill, 55, Chairman of the Board of Directors:    Stephen Sherrill has been a director since 1997. Mr. Sherrill has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 until 1994. Prior to that, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison.

        David L. Wenner, 59, President, Chief Executive Officer and Director:    David Wenner is our President and Chief Executive Officer, positions he has held since March 1993, and has been a director since August 1997. Mr. Wenner joined our company in 1989 as Assistant to the President and was directly responsible for Distribution and Bloch & Guggenheimer operations. In 1991, he was promoted to Vice President. He continued to be responsible for Distribution and assumed responsibility for all company manufacturing operations. Prior to joining our company, Mr. Wenner spent 13 years at Johnson & Johnson in supervision and management positions, responsible for manufacturing, maintenance and purchasing. Mr. Wenner is active in industry trade groups and has served as President of Pickle Packers International, and serves on the Chairman's Advisory Council of the Grocery Manufacturers Association.

        Robert C. Cantwell, 52, Executive Vice President of Finance, Chief Financial Officer and Director:    Robert Cantwell is our Executive Vice President of Finance and Chief Financial Officer, and has been a director since August 2005. Mr. Cantwell joined our company in 1983 as the Assistant Vice President of Finance. In that position, Mr. Cantwell had responsibility for all financial reporting, including budgeting. Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as management information systems, data processing, administration and corporate human resources. Prior to joining us, Mr. Cantwell spent four years at Deloitte & Touche LLP, where he received accreditation as a Certified Public Accountant.

        James R. Chambers, 51, Director:    James Chambers has been a director since 2001. Mr. Chambers has been in senior management at Cadbury plc since 2005, currently as President, CEO North America and prior to that as President, Americas Confectionery. Mr. Chambers was President and Chief Executive Officer of Remy Amerique, Inc., a subsidiary of Remy Cointreau from 2002 to 2005. Prior to Remy, Mr. Chambers was Chief Executive Officer of Paxonix, Inc., a wholly owned subsidiary of MeadWestvaco Inc. from 2001 to 2002. During 2000, he was Chief Executive Officer and President of Netgrocer.com, Inc., an online grocery retailer. Prior to that, Mr. Chambers was Group President of Information Resources, Inc., one of the largest research consultancies in the United States, from 1997 to 1999. From 1981 through 1996, Mr. Chambers held various positions with Nabisco, Inc., including

President-Refrigerated Foods, Senior Vice President of Sales and Customer Service and Vice President, Information Technology.

        Cynthia T. Jamison, 49, Director:    Cynthia Jamison has been a director since 2004. Since January 1, 2009, Ms. Jamison has been the National Managing Partner for Restructuring for Tatum LLC. From August 2005 through December 2008, Ms. Jamison was the National Director of CFO Services for Tatum. Prior to that, Ms. Jamison served as an engagement partner at Tatum. As a Tatum partner, Ms. Jamison served as chief financial officer of Cosi, Inc. from July 2004 to August 2005. She also served as the chief financial officer of Savista Corporation (formerly eMac Digital, LLC), a software/BPO company owned by Kohlberg Kravis Roberts & Co. from August 2003 to July 2004. Prior to Savista, she was chief operating officer of SurePayroll, Inc., an internet payroll company, from August 2002 to August 2003. She has previously held several additional chief financial officer positions, including at Near North Insurance, Inc., an insurance company, from March 2002 to July 2002; CultureWorx, Inc., a software company, from August 2000 to February 2002; and Illinois Superconductor Corporation, a telecommunications company, from August 1999 to August 2000. Prior to Tatum, Ms. Jamison served as the chief financial officer of Chart House Enterprises, a restaurant company, from June 1998 to April 1999. From 1981 to 1998 she held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen. Ms. Jamison sits on the board of directors at Tractor Supply Company, Inc. (NASDAQ), where she chairs the audit committee, sits on the compensation committee and previously sat on the nominating committee. Ms. Jamison previously held a board seat at Horizon Organic Holdings, Inc. (NASDAQ), where she sat on the company's audit and compensation committees.

        Dennis M. Mullen, 55, Director:    Dennis Mullen has been a director since 2006. Since September 2008, Mr. Mullen has served as Upstate President of the Empire State Development Corporation, where he oversees the upstate operations of New York State's economic development agency. From 2005 through August 2008, Mr. Mullen served as President and Chief Executive Officer of Greater Rochester Enterprise, an economic development company. Prior that that, Mr. Mullen was President and Chief Executive Officer of Birds Eye Foods, Inc., a leading manufacturer and marketer of frozen vegetables, and a major processor of other food products, from 1998 to 2005. Mr. Mullen also was a director of Birds Eye Foods from 1996 to 2005, serving as Chairman of the Board from 2002 to 2005. Prior to that, Mr. Mullen held various other leadership positions with Birds Eye Foods and related entities. Prior to employment with Birds Eye Foods, Mr. Mullen was President and Chief Executive Officer of Globe Products Company, Inc. Mr. Mullen currently serves on the board of directors of Foster Farms, a leading poultry producer in the Western United States. He formerly served on the board of directors of the Grocery Manufacturers Association.

        Alfred Poe, 60, Director:    Alfred Poe has been a director since 1997. He is currently the Chief Executive Officer of AJA Restaurant Corp., serving as such since 1999. He was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002. He was Chairman of the Board and Chief Executive Officer of MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. Mr. Poe was a Corporate Vice President of Campbell's Soup Company from 1991 through 1996. From 1993 through 1996, he was the President of Campbell's Meal Enhancement Group. From 1982 to 1991, Mr. Poe held various positions, including Vice President, Brands Director and Commercial Director with Mars, Inc. Mr. Poe formerly served on the board of directors of Centerplate, Inc. (AMEX) and State Street Bank (NYSE).

Required Vote

        To be elected, each nominee for director must receive a plurality of all votes cast with respect to such position as director. Shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director.

Recommendation of the Board of Directors

        The board of directors recommends that the stockholders vote "FOR" each of the board of directors' nominees set forth in Proposal No. 1.

 OUR MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors, their ages and their positions as of March 16, 2009, are as set forth in the table below. Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified. Our executive officers serve at the discretion of the board of directors.

Name	Age	Position
Stephen C. Sherrill	55	Chairman of the Board of Directors
David L. Wenner	59	President, Chief Executive Officer and Director
Robert C. Cantwell	52	Executive Vice President of Finance, Chief Financial Officer and Director
James H. Brown	66	Executive Vice President of Manufacturing
Vanessa E. Maskal	52	Executive Vice President of Sales and Marketing
Scott E. Lerner	36	Executive Vice President, General Counsel and Secretary
James R. Chambers	51	Director
Cynthia T. Jamison	49	Director
Dennis M. Mullen	55	Director
Alfred Poe	60	Director

        For a description of the business experience of Messrs. Sherrill, Wenner, Cantwell, Chambers, Mullen, Poe and Ms. Jamison, see "Proposal No. 1—Election of Directors."

        James H. Brown, Executive Vice President of Manufacturing.    James Brown is our Executive Vice President of Manufacturing and has over 30 years of experience in manufacturing with our company and Polaner. Mr. Brown has been responsible for all manufacturing at our Roseland facility since 1981. In 1994, he assumed responsibility for our company's other manufacturing facilities. Prior to joining Polaner in 1972, Mr. Brown worked at Kraft Foods for two years as a project engineer and spent four years in the U.S. Navy.

        Vanessa E. Maskal, Executive Vice President of Sales and Marketing.    Vanessa Maskal is our Executive Vice President of Sales and Marketing. Ms. Maskal first joined B&G Foods in 1999 as Senior Brand Manager and after a brief hiatus returned to the Company in 2003 as Director of Direct Store Delivery Sales. Ms. Maskal was promoted to Executive Vice President of Sales in November 2006. Ms. Maskal assumed responsibility for marketing in October 2008. Prior to joining B&G Foods, Ms. Maskal held senior positions at IBC Inc., Drake Bakeries and Whatman Inc.

        Scott E. Lerner, Executive Vice President, General Counsel and Secretary.    Scott Lerner is our Executive Vice President, General Counsel and Secretary. Mr. Lerner joined our company in 2005 from the international law firm Dechert LLP, where he was an associate in the corporate and securities and mergers and acquisitions practice groups from 1997 to 2005. Mr. Lerner earned a Bachelor of Science degree in Business Management from Cornell University and a Juris Doctor degree from the University of Pennsylvania Law School.

 COMPENSATION DISCUSSION AND ANALYSIS

        The following Compensation Discussion and Analysis contains statements regarding future company performance targets or goals. We have disclosed these targets or goals in the limited context of B&G Foods' compensation programs and they should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

 Introduction

        In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2008 to our chief executive officer, chief financial officer, our three most highly compensated executive officers other than our chief executive officer and chief financial officer who were serving as such at the end of fiscal 2008, and one former executive officer who would have been among the three most highly compensated officers other than our chief executive officer and chief financial officer but for the fact that he was no longer serving as an executive officer at the end of fiscal 2008. Throughout this proxy statement we refer to these individuals as our "named executive officers."

        The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Role of the Compensation Committee

        The compensation committee of our board of directors is responsible for setting and administering the policies that govern salary, annual bonus, long-term incentive programs and other compensation and benefits for our executive officers. The compensation committee oversees various executive and employee compensation plans and programs, and it has responsibility for continually monitoring these plans and programs to ensure that they adhere to our company's compensation philosophy and objectives. Our compensation committee determines the appropriate compensation levels of executives, evaluates officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees. Our compensation committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive, and that a significant portion of the total compensation is tied to our company's annual and long-term performance.

        The compensation committee's charter reflects the above-mentioned responsibilities, and the compensation committee and the board of directors periodically review and revise the charter. The compensation committee currently consists of three directors, each of whom was determined by our company's board of directors to be "independent" as defined by the listing standards of the New York Stock Exchange. No member of the compensation committee is a current or former officer or employee of our company. Mr. Poe, the chairman of our compensation committee, reports on compensation committee actions and recommendations from time to time at board meetings.

        The compensation committee has the authority to engage the services of outside advisers, experts and others to assist the compensation committee. During fiscal 2007 and early fiscal 2008, the compensation committee engaged Hewitt Associates, an outside global human resources consulting firm, to review our company's executive compensation and incentive programs. The compensation committee conducted numerous teleconferences with the consultant during the course of reviewing our company's existing executive compensation scheme and structuring our long-term incentive compensation program. During the latter part of fiscal 2008, the compensation committee again engaged Hewitt Associates to prepare a peer group compensation survey prior to setting fiscal 2009 compensation for our executive officers.

 Compensation Objectives

        The primary objective of our executive compensation program is to provide compensation that is designed to:

  •
  attract, motivate and retain executive officers of outstanding ability and potential;

  •
  reinforce the execution of our business strategy and the achievement of our business objectives; and

  •
  align the interests of our executive officers with the interests of our security holders, with the ultimate objective of improving stockholder value.

The compensation committee aims to provide incentives for superior performance in a given year and over a sustained period by paying fair, reasonable and competitive compensation, and by basing a significant portion of compensation upon achieving that performance.

Role of our Chief Executive Officer in Compensation Decisions

        Regarding most compensation matters, including executive and director compensation and our annual and long-term incentive plans, our chief executive officer provides recommendations to the compensation committee; however, the compensation committee does not delegate any of its functions to others in setting compensation for our named executive officers and directors.

        The compensation committee makes all compensation decisions for the named executive officers. The compensation committee annually evaluates the performance of, and determines the compensation of, our chief executive officer based upon a combination of the achievement of corporate goals and individual performance. Our chief executive officer annually reviews the performance of each named executive officer other than himself. The conclusions reached by our chief executive officer and recommendations based on these reviews, including with respect to salary adjustments and incentive plan award amounts, are presented to the compensation committee. The compensation committee then exercises its discretion in modifying any recommended adjustments or awards. Our compensation committee then reports the compensation decisions it has made with respect to our chief executive officer and each of the other named executive officers to the board of directors.

Peer Group Survey

        Our compensation committee does not use surveys of compensation paid to similar executives in order to determine annual and long-term compensation for our named executive officers. However, in light of the compensation objectives described above, the compensation committee does from time to time review peer group surveys as an independent measure to ensure that the compensation being set is fair, reasonable and competitive. Prior to setting fiscal 2009 executive compensation, the compensation committee engaged Hewitt Associates to prepare a peer group survey based upon publicly available information. The peer group included the following companies:

Del Monte Foods Co.	Lance, Inc.
Diamond Foods, Inc.	McCormick & Co., Inc.
Farmer Brothers Co.	Ralcorp Holdings, Inc.
Flowers Foods, Inc.	John B. Sanfilippo & Son, Inc.
Green Mountain Coffee Roasters, Inc.	J.M. Smucker, Co.
Hain Celestial Group, Inc.	Tasty Baking, Co.
J&J Snack Foods Corp.	Treehouse Foods, Inc.
Lancaster Colony Corp.

 Components of Executive Compensation

        The compensation committee believes that it is important to place a greater percentage of executives' and senior managers' compensation at risk than that of non-executives and non-senior managers by tying executives' and senior managers' compensation directly to the performance of B&G Foods. Accordingly, executive and senior management compensation consists primarily of an annual salary, annual bonus and long-term incentives linked to the performance of the company.

Base Salaries

        We have entered into employment agreements with all of our named executive officers. The current base salaries for our named executive officers are set forth below in the footnotes to the summary compensation table. For each of these executive officers, including our chief executive officer, the executive officer's base salary is subject to annual increase at the discretion of the compensation committee. Adjustments to base salary are based upon the executive officer's past performance, expected future contributions, and scope and nature of responsibilities, including changes in responsibilities. As discussed above, the compensation committee also from time to time reviews peer group surveys as an independent measure to ensure that any adjustments are fair, reasonable and competitive.

Performance-Based Awards

        In order to align the interests of our stockholders with our compensation plans, we tie significant portions of our named executive officers' compensation to our annual and long-term financial and operating performance. Our performance-based awards are comprised of an annual incentive cash award and, beginning in 2008, long-term incentive equity awards. The compensation committee's philosophy is that if our performance exceeds our internal targets and budgets, named executive officers can expect the level of their compensation to reflect that achievement. On the other hand, if our financial performance falls below these expectations, our approach is that named executive officers can expect their compensation to be adversely affected.

        Our incentive award programs each use one of the two performance measures listed below:

  •
  Adjusted EBITDA.  Historically, the compensation committee has chosen adjusted EBITDA (net income before net interest expense, income taxes, depreciation and amortization, as adjusted for certain other items) as the target performance objective for the payment of awards under our annual bonus plan. Adjusted EBITDA is substantially equivalent to the term "consolidated cash flow" as defined in our senior subordinated notes indenture, senior notes indenture and under the terms of our credit facility (which we refer to collectively in this proxy statement as our "financing agreements").

  The compensation committee has selected adjusted EBITDA as the relevant company goal because the compensation committee believes that adjusted EBITDA growth is consistent with the overall goals and long-term strategic direction that the board of directors has set for our company. Further, adjusted EBITDA growth is closely related to or reflective of our company's financial and operational improvements, ability to generate cash flow from operations, growth, and return to stockholders. We believe that adjusted EBITDA is helpful in assessing the overall performance of our business, and is helpful in highlighting trends in our overall business because the items excluded in calculating adjusted EBITDA have little or no bearing on our day-to-day operating performance. Adjusted EBITDA is an important non-GAAP valuation tool that potential investors use to measure our profitability against other companies in our industry.

  •
  Excess Cash.  Our compensation committee has chosen "excess cash" as the measure for determining performance share long-term incentive awards under the 2008 Omnibus Incentive

    Compensation Plan (which we refer to in this proxy statement as the 2008 Omnibus Plan). Excess cash is calculated as "consolidated cash flow," as defined in our financing agreements (and which is equivalent to the term adjusted EBITDA, before taking into account accruals for any long-term incentive awards and stock-based compensation), minus the sum of cash interest payments, cash income tax payments, capital expenditures and dividends paid. Excess cash as we define it for purposes of our incentive awards differs from the definition of the term in our financing agreements because, as used for purposes of our incentive awards, excess cash is reduced by the amount of dividends we pay but excludes the impact of certain debt repayments. We believe that excess cash is an important measure in analyzing our liquidity and strength and our ability to execute on strategic opportunities and deliver stockholder value. Further, the compensation committee believes that excess cash performance targets encourage management to actively pursue acquisitions that are meaningfully accretive to our cash flows.

        Adjusted EBITDA and excess cash targets for a given year are determined by the compensation committee based upon recommendations from and discussions with management, a review of current economic conditions and recent acquisition activity. Factors used by the compensation committee in setting adjusted EBITDA and excess cash targets include, among others, the following:

  •
  reasonable growth expectations taking into account a variety of circumstances faced by our company;

  •
  market conditions and the related impact on cost and our ability to offset those cost increases with pricing increases or other cost savings measures;

  •
  prior fiscal year adjusted EBITDA and excess cash; and

  •
  stockholder expectations.

        Neither adjusted EBITDA nor excess cash is a term defined under U.S. generally accepted accounting principles.

Annual Bonus Plan

        The compensation committee believes that a portion of an executive officer's compensation should be tied to the achievement of the company's performance goals in the form of an annual non-equity incentive cash bonus, in order to reward individual performance and overall company success. B&G Food's annual bonus plan provides for annual incentive awards to be made to our executive officers and senior managers upon our company's attainment of pre-set annual financial objectives. As discussed above, the compensation committee has historically chosen adjusted EBITDA as the financial objective for the annual bonus plan. Adjusted EBITDA targets under the annual bonus plan may be reset periodically within a fiscal year by the compensation committee to take into account acquisitions and other unplanned events. The amount of the annual award to each executive is based upon a percentage of the executive's or senior manager's annualized base salary, with such percentage varying depending upon the level of adjusted EBITDA as compared to threshold, target and maximum adjusted EBITDA performance objectives. After the compensation committee reviews the final full year fiscal results of our company, the compensation committee approves the total bonuses to be awarded. Bonus awards are generally paid in cash in a lump sum in February or March. Executives generally must be employed on the last day of a plan year to receive an award, however, the compensation committee, at its discretion, may prorate awards in the event of certain circumstances such as the executive's promotion or demotion, death or retirement.

        In accordance with each of their respective employment agreements, each named executive officer is eligible to earn an annual bonus in amounts ranging up to 100% of his base salary at year end with respect to our chief executive officer and up to 70% of his base salary at year end with respect to each of the other named executive officers, if respective threshold, target or maximum performance objectives are met.

        Adjusted EBITDA must exceed a certain threshold amount to permit any payment of annual bonuses. At the target adjusted EBITDA, each participant receives 50% of a full bonus and at the maximum adjusted EBITDA objective, each participant receives a full bonus.

        The fiscal 2008 adjusted EBITDA threshold, target and maximum performance objectives were, $93.5 million, $96.5 million and $99.5 million (in each case after giving effect to the accrual for the 2008 annual bonus plan but before giving effect to the accrual for long-term incentive awards). Our company's fiscal 2008 adjusted EBITDA of $90.3 million was below the threshold adjusted EBITDA objective of $93.5 million (in each case after giving effect to the accrual for the 2008 annual bonus plan but before giving effect to the accrual for long-term incentive awards). Therefore, as reflected in the footnote to the non-equity incentive plan compensation column in the summary compensation table below, no awards under the annual bonus plan were earned by the named executive officers for fiscal 2008.

        For fiscal 2009, the compensation committee has set adjusted EBITDA threshold, target and maximum performance objectives of $92.9 million, $96.7 million and $98.6 million (in each case after giving effect to the accrual for the 2009 annual bonus plan but before giving effect to the accrual for long-term incentive awards).

Long-Term Incentive Compensation

        2008 Omnibus Incentive Compensation Plan.    In June 2007, the compensation committee retained Hewitt Associates to review our executive compensation program, including to offer suggestions for structuring long-term incentive compensation in order to promote B&G Foods' continued growth and enhanced stockholder value. Upon the recommendation of our compensation committee, our board of directors on March 10, 2008 adopted the B&G Foods, Inc. 2008 Omnibus Incentive Compensation Plan, which we refer to as the 2008 Omnibus Plan, subject to stockholder approval. Our stockholders approved the 2008 Omnibus Plan at our annual meeting on May 6, 2008.

        The 2008 Omnibus Plan authorizes the grant of performance share awards, restricted stock, options, stock appreciation rights, deferred stock, stock units and cash-based awards to employees, non-employee directors and consultants. Subject to adjustment as provided in the plan, the total number of shares of Class A common stock available for awards under the plan is 2,000,000.

        Performance Share Awards.    On March 10, 2008, the compensation committee granted 2008, 2008 to 2009 and 2008 to 2010 performance share long-term incentive awards (LTIAs) to our named executive officers and certain other members of senior management. These awards were granted subject to stockholder approval of the 2008 Omnibus Plan, which was received on May 6, 2008. On February 26, 2009, the compensation committee granted 2009 to 2011 LTIAs to our named executive officers and certain other members of senior management.

        The LTIAs entitle the participant to earn shares of Class A common stock upon the attainment of certain performance goals over the applicable performance period. The compensation committee intends for the LTIAs to have three-year performance periods. However, in order to phase in the program, the 2008 LTIAs had a one year performance period, fiscal 2008 and the 2008 to 2009 LTIAs have a two-year cumulative performance period, fiscal 2008 and fiscal 2009. The 2008 to 2010 LTIAs have a three-year cumulative performance period, fiscal 2008 through fiscal 2010.

        In general participants must remain an employee of B&G Foods until the end of the applicable performance period in order to be entitled to any payment pursuant LTIAs, except that in the case of separation from service due to termination without cause, retirement at age 62 or older, or death or disability, then after the performance period, the participant (or in the event of death, his or her estate) will be entitled to a pro rata portion of the number of performance shares, if any, the participant would have received had the participant remained employed until the end of the performance period. The pro rata portion will be based on the number of full months in the performance period during which the participant was employed as compared to the total number of months in the performance period. Also, in the case of a change of control (as defined in the 2008 Omnibus Plan) during a performance period, LTIAs will terminate. However, upon the change in control, participants will be entitled to receive a pro rata portion of the shares of Class A common stock with respect to the target number of performance shares covered by the LTIAs without regard to the extent to which the performance conditions have been satisfied. The pro rata portion will be based upon the number of full months in the applicable performance period preceding the change in control as compared to the number of months in the performance period.

        After the compensation committee reviews the final full year fiscal results of our company, the compensation committee approves the total number of shares of Class A common stock to be issued in respect of the LTIAs. LTIAs are paid in shares of Class A common stock in February or March. The awards will be settled based upon our performance over the applicable performance period. The applicable performance metric is "excess cash" (as defined above). The LTIAs, each have a threshold, target and maximum payout. If our performance fails to meet the performance threshold, then the awards will not vest and no shares will be issued pursuant to the awards. If our performance meets or exceeds the performance threshold, then a varying amount of shares from the threshold amount (50% of the target number of shares, except as noted below for the 2008 LTIAs) up to the maximum amount (300% of the target number of shares) may be earned.

        The target number of shares for each executive and senior manager is based upon a percentage of the executive's or senior manager's annualized base salary. For each of our named executive officer's the grant date fair market value of the target number of shares that may be earned upon satisfaction of the target performance objective is equal to the following percentages of annualized base salary: 100%, in the case of Mr. Wenner; 75% in the case of Mr. Cantwell; and 50% in the cases of Mr. Brown, Ms. Maskal and Mr. Lerner.

        The compensation committee established the following objectives for LTIAs awarded in 2008 and 2009:

		Cumulative Excess Cash Objective
	Performance Period	Threshold	Target	Maximum
2008 LTIAs	Fiscal 2008	$505,646	$7,779,175	$23,337,524
2008 to 2009 LTIAs	Fiscal 2008 to 2009	$3,889,587	$7,779,175	$23,337,524
2008 to 2010 LTIAs	Fiscal 2008 to 2010	$7,548,000	$15,096,000	$45,288,000
2009 to 2011 LTIAs	Fiscal 2009 to 2011	$14,483,000	$28,966,000	$43,449,000

        At the time the initial awards were granted in March 2008, it was anticipated that it would be quite difficult for our company to achieve excess cash significantly in excess of the threshold objective for the 2008 LTIAs absent significant growth by acquisition. For that reason the compensation committee set a very low threshold relative to target for the 2008 LTIAs. However, in order to make sure that participants did not therefore receive a payout disproportionate to the level of performance obtained, the compensation committee determined that for the 2008 LTIAs a participant would receive only 6.5% of the target number of shares at threshold instead of 50% of the target number of shares. Actual excess cash (as defined above) for 2008 was negative $793,353. As a result, no shares of Class A common stock in respect of the 2008 LTIAs were issued.

        Shares of Class A common stock in respect of the 2008 to 2009 LTIAs, 2008 to 2010 LTIAs and 2009 to 2011 LTIAs will be issued in March 2010, March 2011 and March 2012, respectively, in each case subject to the performance goals for the applicable performance period being certified in writing by our compensation committee as having been achieved.

        Because the LTIAs are subject to three-year performance periods (except in the case of the phase-in awards, which were subject to one and two-year performance periods), multiple LTIAs are outstanding simultaneously. As a result, Class A common stock payouts in any one particular year may not be fully consistent with performance achieved during that fiscal year because payment is as a result of performance over a three-year period.

        In addition, the "stock awards" column in the summary compensation table sets forth, for a given year, our compensation expense for accounting purposes instead of the amount actually awarded to an executive in a given year. Thus, even in a year such as fiscal 2008 where no stock is awarded because LTIA performance goals are not achieved, the "stock awards" column may set forth a "stock award" amount. The dollar amount for fiscal 2008 set forth under the "stock awards" column reflects compensation expense not for the 2008 LTIAs but rather for awards that may or may not ultimately be earned in the future under the 2008 to 2009 LTIAs and 2008 to 2010 LTIAs. The amount recorded as compensation expense for fiscal 2008 does not reflect the fair market value of the grants to the named executive officer or whether the named executive officer will actually realize a financial benefit from the awards.

Other Compensation and Benefits

        Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with our company. Benefits offered to executive officers are the same as those offered to the general employee population, except for the automobile allowance or automobile lease provided to the executive officers.

        Executive officers are entitled to participate in the company's defined benefit pension plan. In addition, under the company's 401(k) plan, B&G Foods makes a 50% matching contribution with respect to each participant's elective contributions, up to six percent of such participant's compensation (provided that for fiscal 2008, matching contributions were based only on the first $230,000 of such participant's compensation). Matching contributions become fully vested after five years of employment with the company.

Executive Severance and Change in Control Severance Benefits

        For a discussion of executive severance and change in control severance benefits, our rationale for offering those benefits and the triggers for payments, see "Management Employment Agreements—Severance Benefits" below.

Chief Executive Officer Compensation

        The compensation committee remains responsible for reviewing and approving the corporate goals and objectives relevant to our chief executive officer's compensation and evaluating our chief executive officer's performance in light of those goals and objectives. Mr. Wenner has served as our President and Chief Executive Officer since March 1993. Mr. Wenner's compensation during fiscal 2008 was based upon his employment agreement and the other factors set forth above under "Components of Executive Compensation." The compensation committee also took into consideration the compensation of chief executive officers in the peer group described above as an independent measure of the fairness, reasonableness and competitiveness of Mr. Wenner's compensation.

 Accounting and Tax Considerations

        Financial reporting and income tax consequences to our company of individual compensation elements are important considerations for our compensation committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the compensation committee seeks to balance its objective of ensuring a fair, reasonable and competitive compensation package for our named executive officers with the need to insure the deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        Section 162(m) limits the deduction that may be claimed by a public company for compensation paid to certain of our executive officers to $1 million except to the extent that any excess compensation is "performance-based compensation." Through fiscal 2008, Section 162(m) has not affected our tax deductions, and the compensation committee believes that, at the present time, it is unlikely that the compensation paid to any of our employees in a taxable year that is subject to the deduction limit will exceed $1 million. The compensation committee intends to continue to evaluate the effects of the statute and any applicable regulations. To the extent that it is practicable and consistent with our company's executive compensation philosophy, the compensation committee intends to design our executive compensation policy to maximize the deductibility of such compensation under Section 162(m). However, if compliance with Section 162(m) conflicts with the compensation philosophy or is determined not to be in the best interest of our stockholders, the compensation committee will abide by its compensation philosophy even if it results in a loss of deductibility.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee during fiscal 2008 was an officer or employee of our company or any of our subsidiaries, or was formerly an officer of our company or any of our subsidiaries. In addition, no member of the compensation committee had any other relationship that requires disclosure under Item 407(e)(4) of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

        The compensation committee of the board of directors of B&G Foods has reviewed the foregoing Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the company's Annual Report on Form 10-K for fiscal 2008 and the company's 2009 proxy statement. This report is provided by the following independent directors, who comprise the committee.

Compensation Committee Alfred Poe, Chairperson James R. Chambers Cynthia T. Jamison

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal 2008, 2007 and 2006 paid to our named executive officers.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compen- sation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)(6)	Total
David L. Wenner	2008	$471,255	$297,777	—	$96,088	$17,285	$882,405
President and Chief	2007	418,948	—	963,195	21,761	16,750	1,420,654
Executive Officer	2006	389,332	—	195,000	29,865	16,600	630,797
Robert C. Cantwell	2008	$337,601	$159,525	—	$73,039	$17,285	$587,450
Executive Vice President of	2007	302,505	—	518,497	3,604	16,750	841,356
Finance and Chief Financial	2006	278,948	—	105,000	16,474	16,600	417,022
Officer
Vanessa E. Maskal	2008	$249,332	$78,535	—	$33,756	$17,285	$378,908
Executive Vice President of	2007	222,024	—	310,265	17,752	16,750	566,791
Sales and Marketing	2006	145,102	—	40,615	8,683	14,650	209,050
James H. Brown	2008	$259,717	$81,807	—	$63,530	$21,456	$426,510
Executive Vice President of	2007	240,963	—	330,199	3,293	21,238	595,693
Manufacturing	2006	229,102	—	84,000	15,843	20,953	349,898
Scott E. Lerner	2008	$264,332	$83,444	—	$8,724	$17,285	$373,785
Executive Vice President,	2007	239,717	—	323,199	3,321	16,750	582,987
General Counsel and Secretary	2006	229,717	—	60,154	6,734	11,662	308,267
Albert J. Soricelli, Jr.	2008	$293,481	—	—	$69,731	$480,526	$843,738
Former Executive Vice	2007	269,890	—	363,598	13,794	16,750	664,032
President of Marketing and	2006	258,909	—	90,650	17,592	16,600	383,751
Strategic Planning(6)

(1)
The current base salary as of the date of this proxy statement for each named executive officer who currently serves as an executive officer is as follows: Mr. Wenner, $473,000; Mr. Cantwell, $338,000; Ms. Maskal, $255,000; Mr. Brown, $255,000; and Mr. Lerner, $265,000.

(2)
None of the named executive officers received any shares of stock during fiscal 2008. No shares of Class A common stock were earned in respect of 2008 performance share LTIAs. The amounts shown in this column reflect instead the compensation expense recognized by B&G Foods for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (SFAS No. 123R) in respect of performance share LTIAs granted to the named executive officers in respect of projected achievement of performance objectives of 2008 to 2009 LTIAs and 2008 to 2010 LTIAs and do not reflect either the fair market value of the grants to the named executive officer or whether the named executive officer actually realized or will realize a financial benefit from the awards. For information on the assumptions used to calculate the value of the performance share LTIAs, refer to Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2008, filed with the SEC on March 5, 2009.

(3)
As set forth in the table below, the amounts shown in this column represent payments made under our 2006 annual bonus plan, 2007 annual bonus plan and 2007 special bonus program. No awards were earned and no payments were made under the 2008 annual bonus plan.

Name	Year	Annual Bonus Award	2007 Special Bonus Award	Total
David L. Wenner	2008	—	N/A	—
	2007	$420,000	$543,195	$963,195
	2006	195,000	N/A	195,000
Robert C. Cantwell	2008	—	N/A	—
	2007	$227,500	$290,997	$518,497
	2006	105,000	N/A	105,000
Vanessa E. Maskal	2008	—	N/A	—
	2007	$168,000	$142,265	$310,265
	2006	40,615	N/A	40,615
James H. Brown	2008	—	N/A	—
	2007	$175,000	$155,199	$330,199
	2006	84,000	N/A	84,000
Scott E. Lerner	2008	—	N/A	—
	2007	$168,000	$155,199	$323,199
	2006	60,154	N/A	60,154
Albert J. Soricelli, Jr.	2008	—	N/A	—
	2007	$189,000	$174,598	$363,598
	2006	90,650	N/A	90,650
(4)
Represents the aggregate change in pension value of the named executive officer's accumulated benefit under our defined benefit pension plan. See the pension benefits table on page 26 for additional information, including the present value assumptions used in this calculation. We do not have any non-qualified deferred compensation plans.

(5)
The amounts shown in this column include employer costs relating to personal use of a company automobile or automobile allowances paid and our company's matching contributions to our 401(k) plan. In accordance with SEC rules, the compensation in the table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation, in favor of executive officers or directors of B&G Foods and that are available generally to all salaried employees.

The following table describes each component of the "all other compensation" column, except for Mr. Soricelli. For Mr. Soricelli, the "all other compensation" column also includes the amounts described in footnote (6) below.

Name	Year	Matching Contributions to 401(k) Plan	Automobile Allowance(A)	Total
David L. Wenner	2008	$6,900	$10,385	$17,285
	2007	6,750	10,000	16,750
	2006	6,600	10,000	16,600
Robert C. Cantwell	2008	$6,900	$10,385	$17,285
	2007	6,750	10,000	16,750
	2006	6,600	10,000	16,600
Vanessa E. Maskal	2008	$6,900	$10,385	$17,285
	2007	6,750	10,000	16,750
	2006	4,650	10,000	14,650
James H. Brown	2008	$6,900	$14,556	$21,456
	2007	6,750	14,488	21,238
	2006	6,600	14,353	20,953
Scott E. Lerner	2008	$6,900	$10,385	$17,285
	2007	6,750	10,000	16,750
	2006	1,662	10,000	11,662
Albert J. Soricelli, Jr.	2008	$6,900	$10,039	$16,939
	2007	6,750	10,000	16,750
	2006	6,600	10,000	16,600

    (A)
    In the case of each of the named executive officers other than Mr. Brown, the amount shown reflects an unrestricted automobile allowance that is fully taxable to the officer. In the case of Mr. Brown, the amount shown reflects the annualized lease value (calculated in accordance with tables provided by the IRS) of an automobile leased by B&G Foods on behalf of Mr. Brown.

(6)
Mr. Soricelli resigned from B&G Foods effective December 15, 2008. In addition to the amounts set forth in footnote (5) above, for Mr. Soricelli, "all other compensation" also includes the following severance and termination payments: salary continuation, $285,000; annual bonus acceleration, $99,750; cash payment in lieu of long-term incentive awards, $35,000; continuation of health benefits, $13,837; cash payment in lieu of long-term disability insurance, $10,000; and outplacement services, $20,000.

 Grants of Plan Based Awards in Fiscal 2008

        The following table sets forth information about non-equity and equity awards granted to the named executive officers in fiscal 2008.

								All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David L. Wenner
2008 Annual Bonus Plan(1)		—	$227,500	$455,000
2008 LTIAs	5/6/2008				2,957	45,500	136,500		$387,205
2008-2009 LTIAs	5/6/2008				22,750	45,500	136,500		$349,440
2008-2010 LTIAs	5/6/2008				22,750	45,500	136,500		$313,040
Robert C. Cantwell
2008 Annual Bonus Plan(1)		—	$118,300	$236,600
2008 LTIAs	5/6/2008				1,584	24,375	73,125		$207,431
2008-2009 LTIAs	5/6/2008				12,187	24,375	73,125		$187,200
2008-2010 LTIAs	5/6/2008				12,187	24,375	73,125		$167,700
Vanessa E. Maskal.
2008 Annual Bonus Plan(1)		—	$89,250	$178,500
2008 LTIAs	5/6/2008				780	12,000	36,000		$102,120
2008-2009 LTIAs	5/6/2008				6,000	12,000	36,000		$92,160
2008-2010 LTIAs	5/6/2008				6,000	12,000	36,000		$82,560
James H. Brown
2008 Annual Bonus Plan(1)		—	$89,250	$178,500
2008 LTIAs	5/6/2008				812	12,500	37,500		$106,375
2008-2009 LTIAs	5/6/2008				6,250	12,500	37,500		$96,000
2008-2010 LTIAs	5/6/2008				6,250	12,500	37,500		$86,000
Scott E. Lerner
2008 Annual Bonus Plan(1)		—	$89,250	$178,500
2008 LTIAs	5/6/2008				828	12,750	38,250		$108,503
2008-2009 LTIAs	5/6/2008				6,375	12,750	38,250		$97,920
2008-2010 LTIAs	5/6/2008				6,375	12,750	38,250		$87,720
Albert J. Soricelli, Jr.
2008 Annual Bonus Plan(1)		—	$99,750	$199,500
2008 LTIAs	5/6/2008				926	14,250	42,750		$121,268
2008-2009 LTIAs	5/6/2008				7,125	14,250	42,750		$109,440
2008-2010 LTIAs	5/6/2008				7,125	14,250	42,750		$98,040

(1)
Shows the potential value of the payout for the named executive officer under our annual bonus plan for fiscal 2008 if the threshold, target or maximum adjusted EBITDA objective is satisfied. The potential payouts are performance-driven and therefore completely at risk. As reflected in the footnote to the non-equity incentive plan compensation column in the summary compensation table, no awards were earned under the 2008 annual bonus plan and thus no payments were made to the named executive officers.

(2)
For each of the LTIAs, represents the measurement date or deemed grant date for accounting purposes. The compensation committee granted the awards on March 10, 2008 subject to stockholder approval subsequently obtained on May 6, 2008.

(3)
The values included in this column represent the measurement date fair value of the performance share LTIAs reduced by the present value of expected dividends using the risk-free interest-rate (as the award holders are not entitled to dividends or dividend equivalents during the vesting period) computed in accordance with SFAS No. 123R. For a discussion of the assumptions used in calculating the compensation cost is set forth in Note 15 of the notes to our consolidated financial statements in our 2008 Annual Report.

Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table provides information on the outstanding equity awards held by the named executive officers as of January 3, 2009. None of the named executive officers held any option awards at January 3, 2009.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Performance Period	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
David L. Wenner			2008 to 2009	45,500	$247,050
			2008 to 2010	45,500	$247,050
Robert C. Cantwell			2008 to 2009	24,375	$133,819
			2008 to 2010	24,375	$133,819
Vanessa E. Maskal.			2008 to 2009	12,000	$65,880
			2008 to 2010	12,000	$65,880
James H. Brown			2008 to 2009	12,500	$68,625
			2008 to 2010	12,500	$68,625
Scott E. Lerner			2008 to 2009	12,750	$69,998
			2008 to 2010	12,750	$69,998
Albert J. Soricelli, Jr.(2)			2008 to 2009	—	—
			2008 to 2010	—	—

(1)
These columns show the number of shares of Class A common stock each named executive officer would receive under each grant of performance shares LTIAs, assuming that the financial targets associated with each award are achieved at 100%, and the dollar value of those shares based on the closing market price of the company's common stock on January 2, 2009 (the last business day of fiscal 2008).

(2)
Mr. Soricelli resigned effective December 15, 2008. See footnote (6) to the summary compensation table above.

Option Exercises and Stock Vested in Fiscal 2008

        None of our named executive officers held any stock options during fiscal 2008. In addition, the performance threshold was not met for the 2008 performance share LTIAs. Therefore, no stock options were exercised by and no stock awards vested for any of our named executive officers during fiscal 2008.

Management Employment Agreements

        We have entered into employment agreements with each of our named executive officers. Each executive's base salary as set forth above in the summary compensation table is subject to annual increases at the discretion of the compensation committee. Each executive is eligible to earn additional incentive compensation under our annual bonus plan and any other incentive compensation programs we provide. Each executive is also entitled to (1) receive individual disability and life insurance coverage, (2) receive other executive benefits, including an automobile allowance and cellular phone allowance, (3) participate in all employee benefits plans maintained by us for our employees and (4) receive other customary employee benefits.

        Each agreement is subject to automatic one-year extensions, unless earlier terminated. Each agreement may be terminated by the executive at any time for any reason, provided that he gives us 60 days advance written notice of his resignation, subject to special notice rules in certain instances, including a change in control or in the event that we substantially alter his or her duties so that he or she can no longer perform his or her duties in accordance with his or her agreement with us. Each agreement may also be terminated by us for any reason, including for "cause" (as defined in the employment agreements). We must give 60 days advance written notice if the termination is without cause. During the executive's employment and for one year after his or her voluntary resignation or termination for cause, each executive has agreed that he or she will not be employed or otherwise engaged by any food manufacturer operating in the United States that directly competes with our business.

Severance Benefits

        Executive Severance Benefits.    To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers. In the case of termination by us without cause, termination by us due to the executive's disability, or a resignation by the executive described above that is considered to be a termination by us without cause, each executive officer's employment agreement provides that he or she will receive the following severance benefits, in addition to accrued and unpaid compensation and benefits, for a severance period of two years in the case of Mr. Wenner and for a severance period of one year in the case of each of the other named executive officers: (1) salary continuation payments for each year of the applicable severance period in an amount per year equal to 150% of his then current annual salary in the case of Mr. Wenner, and 135% of his or her then current annual base salary in the case of each of the other named executive officers, (2) continuation during the applicable severance period of medical, dental, life insurance and disability insurance for the named executive, his or her spouse and his or her dependents, or if the continuation of all or any of the such benefits is not available because of his or her status as a terminated employee, a payment equal to the market value of such excluded benefits, (3) if legally allowed, two additional years of service credit under our qualified defined benefit pension plan in the case of Mr. Wenner, and one additional year of service credit in the case of each of the other named executive officers and (4) outplacement services.

        The estimated severance and other benefits for each named executive officer in the event a termination by us without cause are set forth below. The amounts assume that the termination without cause was effective as of January 3, 2009 and thus are based upon amounts earned through such date and are only estimates of the amounts that would actually be paid to such named executive officers upon their termination.

Name	Continuation of Salary	Continuation of Health Care and Other Insurance Benefits	Estimated Present Value of Additional Pension Credits	Total
David L. Wenner	$1,419,000	$48,029	$43,686	$1,510,715
Robert C. Cantwell	$456,300	$24,014	$13,803	$494,117
Vanessa E. Maskal.	$344,250	$23,727	$12,891	$380,868
James H. Brown	$344,250	$23,397	$23,675	$391,322
Scott E. Lerner	$357,750	$23,763	$5,497	$387,010

        Change in Control Severance Benefits.    From time to time, we may explore potential transactions that could result in a change in control of our company. We believe that when a transaction is perceived as imminent, or is taking place, we should be able to receive and rely on the disinterested service of our executive officers, without them being distracted or concerned by the personal uncertainties and risks associated with such a situation. We further believe that our stockholders are best served if their interests are aligned with the interests of our executives, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may enhance the value of our stockholders' investments.

        In accordance with the respective employment agreements of Mr. Cantwell, Ms. Maskal, Mr. Brown and Mr. Lerner, the severance period set forth above will be increased to two years after his or her termination of employment if his or her termination is following a change in control. In addition, if the executive terminates his or her employment following a change in control and becomes subject to the "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, his or her payments will be increased so that he or she will be in the same after-tax economic position that he would be in if the excise tax did not apply.

        The estimated severance and other benefits for each named executive officer in the event a change in control and termination of employment, and the potential tax obligations of the company for these benefits are set forth below. The amounts assume that the change of control and termination was effective as of January 3, 2009 and thus are based upon amounts earned through such date and are only estimates of the amounts that would actually be paid to such named executive officers upon their termination and the potential tax obligations of the company.

Name	Continuation of Salary	Continua- tion of Health Care and Other Insurance Benefits	Estimated Present Value of Additional Pension Credits	Accelerated Vesting of LTIAs(1)	Potential excise tax liability and gross up for excise taxes(2)	Total
David L. Wenner	$1,419,000	$48,029	$43,686	$208,159	—	$1,718,874
Robert C. Cantwell	$912,600	$48,029	$27,605	$111,513	—	$1,099,747
Vanessa E. Maskal.	$688,500	$47,453	$25,782	$54,900	$309,498	$1,126,133
James H. Brown	$688,500	$46,794	$47,349	$57,184	—	$839,827
Scott E. Lerner	$715,500	$47,527	$10,993	$54,900	$279,428	$1,108,348

(1)
Based upon the closing price of $5.49 per share of our company's Class A common stock on January 2, 2009.

(2)
The calculation of the estimated gross-up payment assumes a 38% combined individual federal and state tax rate and a 20% excise tax.

        Release.    The obligation of B&G Foods to provide the salary continuation and other severance benefits described above is contingent upon and subject to the execution and delivery by the executive officer of a general release. The general release is required to provide that for and in consideration of the salary continuation and other severance benefits, the executive officer release any and all claims and rights ensuing from his employment with and termination from our company, which he or she may have against the company or any of our subsidiaries or other affiliates, and their respective trustees, officers, managers, employees and agents, arising from or related to his employment or termination.

401(k) Plan

        We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Our employees become eligible to participate in the plan upon completing one year of employment of at least 1,000 hours with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 75% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($15,500 in 2008 if the participant is under age 50, and $20,500 in 2008 if age is 50 or over). We make a 50% matching contribution with respect to each participant's elective contributions up to six percent of such participant's compensation (provided that for fiscal 2008, matching contributions were based only on the first $230,000 of such participant's compensation). Matching contributions become fully vested after five years of employment with the company.

 Pension Plan

        We maintain a pension plan for certain eligible employees meeting minimum eligibility requirements in which each of our named executive officers participates. The pension plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The pension plan provides unreduced retirement benefits at age 62 based on the average of the five highest consecutive years of earnings in the last ten years. Benefits under the plan are calculated generally under a formula of 0.75% of final average earnings, plus an additional 0.4% of final average earnings in excess of a 35-year average Social Security taxable wage base, in each case, multiplied by service limited to 35 years. The compensation covered by the pension plan is W-2 earnings and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan. As required by Section 401(a)(17) of the Internal Revenue Code of 1986, for 2008, benefits under the pension plan were based only on the first $230,000 of an employee's annual earnings. In certain cases, additional years of credited service may be granted as described above under "Management Employment Agreements—Severance Benefits." In most cases, employees are not entitled to a lump sum payment of the pension benefits. Upon retirement, the total amount of accumulated benefits is calculated as a monthly installment and is paid out over the remaining life of the employee (or if elected, over the lives of the employee and his or her beneficiary at a reduced monthly benefit).

Pension Benefits Table

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
David L. Wenner	19	$420,484	—
Robert C. Cantwell	25	$309,530	—
Vanessa E. Maskal	7	$90,240	—
James H. Brown	21	$497,168	—
Scott E. Lerner	3	$18,779	—
Albert J. Soricelli, Jr.	10	$185,526	—

    (1)
    The present value of the accumulated benefit for each named executive officer reflects pension benefits payable at the earliest age the named executive officer may retire without significant benefit reductions, or current age, if later. The same assumptions used in Note 12 to B&G Foods' audited financial statements in the 2008 Annual Report are used in calculating the present value of accumulated pension benefits, including a discount rate of 6.00%. The present value of the accumulated benefit is also based upon a post-retirement mortality rate in accordance with the 1994 Group Annuity Mortality Table and the single life annuity payment form. At the end of fiscal 2008, Mr. Brown was eligible to retire with an unreduced retirement benefit under our pension plan because he is over age 62.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of March 9, 2009 with respect to the beneficial ownership of our Class A common stock, and shows the number of and percentage owned by:

  •
  each person or entity known to us to beneficially own five percent or more of our Class A common stock;

  •
  each director of our company;

  •
  the executive officers named in the summary compensation table; and

  •
  all of our directors and executive officers as a group.

Unless otherwise specified, all shares are directly held.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by such person. As of March 9, 2009, 36,246,657 shares of Class A common stock were outstanding (of which 17,718,136 were represented by EISs and 18,528,521 were held separately) and no shares of Class B common stock were outstanding.

	Class A Common Stock
Name of Beneficial Owner	Shares	Percentage
David L. Wenner(1)	193,969	*
Robert C. Cantwell(2)	140,869	*
James H. Brown(3)	137,369	*
Scott E. Lerner(4)	334	*
Vanessa E. Maskal(3)	3,000	*
James R. Chambers(3)	3,600	*
Dennis M. Mullen(3)	3,600	*
Cynthia T. Jamison(3)	3,600	*
Alfred Poe(3)	3,600	*
Stephen C. Sherrill(5)	158,600	*
All current directors and executive officers as a group (10 persons)(6)	648,541	1.8%

    *
    Less than 1%

    (1)
    Of the 193,969 shares beneficially owned by Mr. Wenner, 51,600 are represented by EISs and 142,369 are held separately. Includes 9,600 shares, all of which are represented by EISs, owned by Mr. Wenner's wife.

    (2)
    Of the 140,869 shares of beneficially owned by Mr. Cantwell, 3,500 shares are represented by EISs and 137,369 are held separately. Includes 2,000 shares, all of which are represented by EISs, owned by Mr. Cantwell's wife.

    (3)
    All of such shares are held separately (i.e., not represented by EISs).

    (4)
    All 334 shares beneficially owned by Mr. Lerner are represented by EISs.

    (5)
    Of the 158,600 shares beneficially owned by Mr. Sherrill, 155,000 are represented by EISs and 3,600 are held separately.

    (6)
    Of the 648,541 shares beneficially owned by the current directors and officers, 210,434 are represented by EISs and 438,107 are held separately.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and any persons who own more than ten percent of our Class A common stock to file with the Securities and Exchange Commission various reports as to ownership of and changes of ownership in any class of equity securities of our company. Such persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16 reports they file. As a practical matter, B&G Foods assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. To our knowledge, the Section 16(a) filing requirements were met on a timely basis during fiscal 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

        Our board of directors recognizes that transactions involving our company and related parties present heightened risk of potential or actual conflicts of interest which may interfere—or even appear to interfere—with the interests of our company. Therefore, it is the policy of our company (as set forth in our corporate governance guidelines) that an independent committee designated by the board shall review, approve or ratify any transaction with related parties required to be reported by our company under the applicable rules and regulations governing related party transactions promulgated by the Securities and Exchange Commission.

Fiscal 2008 Related Party Transactions

        In fiscal 2008, there were no related party transactions with any director or executive officer of B&G Foods or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed.

REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by our board of directors, the audit committee oversees our management's conduct of the financial reporting process on behalf of the board of directors. A copy of the charter is available at the investor relations section of our company's website, www.bgfoods.com. The audit committee also appoints the independent registered public accounting firm to be retained to audit our company's consolidated financial statements and internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the audit committee. The audit committee is responsible for pre-approving both audit and non-audit services to be provided by the independent registered public accounting firm. The audit committee's charter reflects the above-mentioned responsibilities, and the audit committee and the board of directors periodically review and revise the charter.

        Management is responsible for our company's financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our company's independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. In addition, our company's independent registered public accounting firm will express its own opinion on the effectiveness of the company's internal control over financial reporting. The audit committee's responsibility is to monitor and review these processes. It is not the audit committee's duty or responsibility to conduct auditing or accounting reviews.

        The audit committee met six times during fiscal 2008. During fiscal 2009 and future fiscal years, the audit committee will meet at least four times annually, or more frequently as circumstances dictate. During fiscal 2008, the audit committee also met with management periodically to consider the adequacy of our company's internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent registered public accounting firm, KPMG LLP (KPMG). The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the effectiveness of our internal control over financial reporting, and the overall quality of our financial reporting. The audit committee also discussed with senior management our company's disclosure controls and procedures and the certifications by our chief executive officer and chief financial officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of our company's filings with the Securities and Exchange Commission. The audit committee also met separately from time to time with our chief financial officer and with our general counsel, and at least quarterly, the audit committee met in executive session.

        In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the annual report for the year ended January 3, 2009, management's assessment of the effectiveness of our company's internal control over financial reporting and the independent registered public accounting firm's evaluation of the effectiveness of our company's internal control over financial reporting as of January 3, 2009. The audit committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of our company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the audit committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has discussed with the independent registered public accounting firm its independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and considered the compatibility of non-audit services with KPMG LLP's independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2009 for filing with the SEC.

Audit Committee Cynthia T. Jamison, Chairperson Dennis M. Mullen Alfred Poe

 PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

        The audit committee has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending January 2, 2010.

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

        One or more representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Independent Registered Public Accounting Firm Fees

        In addition to performing the audit of our consolidated financial statements and our internal control over financial reporting, KPMG LLP has provided various other services during fiscal 2008 and 2007. The aggregate fees billed for fiscal 2008 and 2007 for each of the following categories of services are as follows:

Type of Fees	Fiscal 2008	Fiscal 2007
Audit Fees	$906,744	$1,015,500
Audit-Related Fees	—	—
Tax Fees	—	28,237
All Other Fees	—	—

Total	$906,744	$1,043,737

        In accordance with the SEC's definitions and rules the terms in the above table have the following meanings:

        "Audit Fees" are the aggregate fees billed for each of fiscal 2008 and 2007 for professional services rendered by KPMG LLP for the audit of our consolidated financial statements included in our annual reports on Form 10-K and review of the unaudited consolidated financial statements included in our quarterly reports on Form 10-Q; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for fiscal 2008 and 2007. Audit fees for fiscal 2007 also included fees billed for professional services rendered with respect to engagements, consents, comfort letters and assistance with the review of our filings with the SEC in connection with our initial public offering of our Class A common stock as a separately traded security.

        "Audit-Related Fees" are the aggregate fees billed in each of fiscal 2008 and 2007 for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our consolidated financial statements. No audit-related services were provided by KPMG LLP during fiscal 2008 or 2007.

        "Tax Fees" are the aggregate fees billed in each of fiscal 2008 and 2007 for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning. During fiscal 2007, KPMG LLP prepared a transfer pricing study for one of our Canadian subsidiaries. No other tax compliance, tax advice or tax planning services were provided by KPMG LLP during fiscal 2008 or 2007.

        "All Other Fees" are the aggregate fees billed in each of fiscal 2008 and 2007 for products and services provided by KPMG LLP not included in the first three categories. No such other products or services were provided by KPMG LLP during fiscal 2008 or 2007.

        The audit committee has reviewed summaries of the services provided by KPMG LLP and the related fees, and the audit committee has determined that the provision of the non-audit services described above is compatible in maintaining the independence of KPMG LLP.

        All of the services described above were pre-approved by our audit committee in accordance with its pre-approval policy. The audit committee pre-approval policy provides that all auditing services and all non-audit services to be provided by KPMG LLP be pre-approved by the audit committee, provided that the audit committee shall not approve any prohibited non-audit services set forth in Section 10A(g) of the Exchange Act.

Required Vote

        Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A common stock voting in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

        The board of directors recommends that the stockholders vote "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010.

 OTHER MATTERS

        Our management is not aware of any other matters to be presented for action at the annual meeting; however, if any such matters are properly presented for action, it is the intention of the proxy appointees to vote in accordance with their best judgment on such matters.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2010 Annual Meeting Proxy Statement and Proxy Card

        Under the rules of the Securities and Exchange Commission, any stockholder proposal to be considered by us for inclusion in our 2010 proxy statement and form of proxy card for next year's annual meeting of stockholders, expected to be held in May 2010, must be received by our corporate secretary at our principal executive offices located at Four Gatehall Drive, Suite 110, Parsippany, NJ 07054, not later than November 16, 2009 (120 days prior to the first anniversary of this proxy statement). The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

        In addition, our bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of this proxy statement and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. If no annual meeting was held in the previous year, notice must be received not less than 10 days following the earlier of the day on which notice of the meeting date was mailed and the public announcement of such meeting date. Therefore, to be presented at next year's annual meeting, stockholder proposals, whether or not submitted for consideration for inclusion in our proxy statement, must be received on or after October 17, 2009 but not later than November 16, 2009.

Householding

        Some brokers, banks and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports or notices of Internet availability of proxy materials, as applicable. This means that only one copy of such items may have been sent to multiple stockholders in your household. B&G Foods will promptly deliver a separate copy of these documents to you if you so request by writing or calling as follows: B&G Foods, Inc., Attention: Secretary, Four Gatehall Drive, Suite 110, Parsippany, NJ 07054; telephone, 973.401.6500. If you want to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors,
Scott E. Lerner Secretary

Parsippany, New Jersey
March 16, 2009

PROXY CARD B&G FOODS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 5, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned holder of Class A Common Stock of B&G FOODS, INC., a Delaware corporation (the “Company”), does hereby constitute and appoint Robert C. Cantwell and Scott E. Lerner, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, on May 5, 2009 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified. (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE) Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 45321

 The Board of Directors recommends a vote FOR each of the nominees in Proposal No. 1 and FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm (Proposal No. 2). Please mark your votes as indicated in this example VOTE WITHHOLD VOTE FOR ALL FOR ALL FOR ALL EXCEPT* 1. Election of Directors (Proposal No. 1): Nominees: 01 Robert C. Cantwell 02 James R. Chambers 03 Cynthia T. Jamison 04 Dennis M. Mullen 05 Alfred Poe 06 Stephen C. Sherrill 07 David L. Wenner *_To withhold authority to vote for one or more nominee(s), mark “Vote for All Except” and write the name(s) of the nominee(s) for which you are withholding authority below: * FOR AGAINST ABSTAIN 2. Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm (Proposal No. 2): 3. Other Matters: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all previous proxies. If this proxy is properly executed, the shares of Class A Common Stock covered hereby will be voted as specified herein. If no specification is made, such shares will be voted “FOR” each of the nominees in Proposal No. 1; “FOR” the ratification of the appointment of KPMG LLP as independent registered public accounting firm (Proposal No. 2); and as the proxies deem advisable on such other matters as may properly come before the Annual Meeting. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date ,2009 Note: Please date this proxy, sign your name exactly as it appears hereon, and return promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE B&G Foods, Inc. Important notice regarding the Internet availability of proxy materials for the Annual Meeting. The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://materials.proxyvote.com/05508R 45321